Exhibit 2.1
                        PURCHASE AGREEMENT


          THIS PURCHASE AGREEMENT (the "Agreement") is made this 4th day of April, 2006, among REFLECT SCIENTIFIC, INC., a Utah corporation ("Reflect" or "Buyer"); JM SciTech, LLC, a limited liability company organized under the laws of the State of Colorado, and doing business as JMST SYSTEMS ("JMST"); David Carver, an individual ("Carver"); and, Julie Martin, an individual ("Martin"), JMST, Carver and Martin hereinafter referred to collectively as "Sellers."

                       W I T N E S S E T H:

                             RECITALS

          WHEREAS, the respective Boards of Directors of Reflect and JMST and the Members of JMST have adopted resolutions pursuant to which Reflect shall buy and JMST shall sell all right, title and interest in and to the JMST Technology as defined herein and related technologies and rights of every kind and nature, subject to certain reserved royalties described below, all of which is more particularly described in Exhibit "A" hereof (hereinafter the "JMST Technology"), and which is incorporated herein by reference; and

          WHEREAS, JMST has determined to forego future use of the JMST Technology and to refrain from disclosure and further development, manufacture or sale of the JMST Technology; and

          WHEREAS, Carver further desires to convey and assign any rights he has in and to certain patents (the "Carver Patents") and related intellectual assets as listed herein or in Exhibit A (collectively, including the Carver Patents, referred to herein as the "Carver Technology"), and has agreed not to use or disclose the Carver Technology to the detriment of Reflect;

          NOW, THEREFORE, for and in consideration of the mutual covenants and promises contained herein, it is agreed:

                            Section 1

               Purchase and Sale of the Technology

          1.1 Purchase and Sale. Reflect hereby agrees to purchase and JMST, Carver and Martin, respectively, as applicable herein, hereby agree to sell the JMST Technology and Carver Technology, together with all instrumentation, designs, plans, charts, specifications, data on uses of the JMST Technology, improvements or other written or oral information respecting the JMST Technology, including customer lists, correspondence, inquiries, reports on performance, mailing lists or otherwise, together with all trademarks, service marks, patents, copyrights or similar rights, proprietary or otherwise, without qualification or limitation, all as outlined in Exhibit A.


          1.2 Consideration for the JMST Technology. The consideration paid for the JMST Technology shall consist of Two Hundred Thousand (200,000) shares of Reflect common stock (United States Securities and Exchange Commission Rule 144 "restricted securities") to be assigned to the Sellers at the closing.

          1.3 Consideration for Carver Technology. Reflect shall pay to Carver the sum of Two Hundred Fifty Thousand Dollars ($250,000) for the transfer and assignment of patents 6,530,286; 5,969,812; 5,699,156; 5,694,215,
(the "Carver Patents") and all related patent applications, continuation applications and divisional applications in process.

          1.4 Royalty Payments for Carver Technology Sales. In any year for which there is a valid Carver Patent and in which the gross annual revenue derived from Carver Technology, or any and all derivatives of the Carver Technology, is projected to exceed Five Hundred Thousand Dollars ($500,000), Carver shall receive quarterly royalty payments equal to two and one-half percent (2.5%, the "Royalty") of each dollar of that quarter's gross revenues in excess of Five Hundred Thousand Dollars ($500,000) as derived from sales of the Carver Technology. Said Royalty shall be payable in equivalent shares of Reflect common stock (United States Securities and Exchange Commission Rule 144 "restricted securities") until a maximum of Five Hundred Thousand (500,000) shares has been paid. The common stock will be paid on an annual basis three months after close of the Reflect fiscal year and shall be valued at $3.00 per share.

     1.5 Additional New Products. Each of the new products listed below will be subject to the following incentives: (A) a three percent (3%) royalty will be paid on gross revenues above One Hundred Thousand Dollars ($100,000) annual gross revenue and (B) a royalty of 5% on annual gross revenues in excess of Six Hundred Thousand Dollars ($600,000) in a similar manner as stipulated in paragraph (1.4);

               (a) VUV-40; and
               (b) CEC

                            Section 2

                             Closing

          The Closing contemplated hereby shall be held at the offices of Leonard W. Burningham, Esq., 455 East 500 South, #205, Salt Lake City, Utah 84111, within five days of the date hereof.

                            Section 3

            Representations and Warranties of Reflect

          Reflect represents and warrants to, and covenants with, JMST as follows:

          3.1 Corporate Authority and Due Authorization. Reflect is a corporation duly organized and in good standing under the laws of the State of Utah and has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. Execution of this Agreement and performance by Reflect hereunder have been duly authorized by all requisite corporate action on the part of Reflect, including the execution of a unanimous consent of its Board of Directors, which is attached hereto as Exhibit "B" and incorporated herein by reference; and this Agreement constitutes a valid and binding obligation of Reflect; and performance hereunder will not violate any provision of the Articles of Incorporation, Bylaws, agreements, mortgages or other commitments of Reflect.

          3.2 Best Efforts to Promote the Technology. Reflect shall use reasonable business efforts to promote the future development, manufacture and sale of the JMST Technology and the Carver Technology.

                            Section 4

            Representations and Warranties of Sellers

          JMST, Martin and Carver represent and warrant to, and covenant with, Reflect as follows:

          4.1  Ownership of JMST Technology.  JMST owns the JMST
Technology, free and clear of any liens or encumbrances of any type or nature whatsoever.

          4.2 Ownership of Carver Technology. Carver owns the Carver Technology, free and clear of any liens or encumbrances of any type or nature whatsoever, and Carver was the inventor of the Carver Technology, personally or through the aid and assistance of engineers and others specifically engaged and directed by him.

          4.2  Corporate Authority and Due Authorization.  JMST is a
Limited Liability Corporation duly organized and in good standing under the laws of the State of Colorado and has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. Execution of this Agreement and performance by JMST hereunder has been duly authorized by all requisite corporate action on the part of JMST, including the execution of a unanimous consent of its Manager(s) and its Member(s), which is attached hereto as Exhibit "C" and incorporated herein by reference; and this Agreement constitutes a valid and binding obligation of JMST and performance hereunder will not violate any provision of the Articles of Organization, Member agreements, commercial agreements, mortgages or other commitments of JMST.

          4.3 Further Assurances of JMST. JMST, Martin and Carver will execute such assignment or assignments or other instruments and will perform such other acts as will enable Reflect to take free and clear title to the JMST Technology and the Carver Technology, and to further develop, manufacture and sell same.

          4.4 Investment and Information Representations of the Sellers. Each of the Sellers represents and warrants that: (I) each understands that any common stock of Reflect being acquired hereunder are shares that are unregistered and "restricted securities" and that term is defined in Rule 144 of the Securities and Exchange Commission; (ii) each is an "accredited investor" or a "sophisticated investor," as those terms are defined in Rule 506 of Regulation D of the Securities and Exchange Commission, and as such, each, by reason of education, business acumen, investment qualifications, employment or other experience, is fully capable of evaluating the risks and merits of an investment in these shares of common stock; (iii) each has had access to the reports and registration statements of Reflect that have been filed with the Securities and Exchange Commission and that are contained in the Edgar Archives of the Securities and Exchange Commission at www.sec.gov; and (iv) each as had the opportunity to ask questions of and receive answers to such questions respecting the information contained in such reports or registration statements from directors and executive officers of Reflect, to the full satisfaction of each.

                            Section 5

         Covenant of Non-Competition  and Confidentiality

          5.1 JMST and its Managers, Members and agents will not directly or indirectly compete with Reflect in the future development, manufacture or sale of the JMST Technology or Carver Technology, or in any other use thereof for a period equal to the duration of the Carver consulting agreement, included in Appendix D, or eighteen months whichever is shorter. All parties agree that Reflect will be entitled to a preliminary injunction in the event of any direct or indirect violation of this covenant by any party.

          5.2 JMST and its Managers, Members and agents, and Martin and Carver, will not divulge any information regarding the JMST Technology or Carver Technology to anyone without the prior written consent of Reflect.


                            Section 6

                           Termination

          Prior to Closing, this Agreement may be terminated (1) by mutual consent of Reflect and JMST; and (2) by either the directors of Reflect or Managers of JMST if there has been a material misrepresentation or material breach of any warranty or covenant by the other party; provided, however, that all representations and warranties shall survive the termination hereof.

                            Section 7

                        General Provisions

          7.1 Further Assurances. At any time and from time to time, after the execution hereof, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to carry out the intent and purposes of this Agreement.

          7.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class registered or certified mail, return receipt requested, as follows:

          If to Reflect:           970 Terra Bella Avenue
                                   Mountain View, California 94043

                                   and

                                   Leonard W. Burningham, Esq.
                                   455 East 500 South, #205
                                   Salt Lake City, Utah  84111

          If to JMST:              JM SCITECH, LLC
                                   PO Box 15005
                                   Colorado Springs, CO 80935

          7.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes and cancels any other agreement, representation or communication, whether oral or written, between the parties hereto relating to the transactions contemplated herein or the subject matter hereof.

          7.4 Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          7.5 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Utah, except to the extent pre-empted by federal law, in which event (and to that extent only), federal law shall govern; and the venue for all actions respecting this Agreement shall be in the federal or state courts in the State of Utah having applicable jurisdiction thereof.

          7.6 Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

          7.7 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          7.8 Default. In the event of default hereunder, the non-defaulting party shall be entitled to recover reasonable attorney's fees and costs in enforcing the terms and provisions hereof.

          7.9 Savings Clause. If any provision of this Agreement shall be found to be contrary to law or public policy by any court of competent jurisdiction, then this Agreement shall be construed as though such provision was not a part hereof.

          IN WITNESS WHEREOF, the parties have executed this Agreement effective the day and year first above written.

                              BUYER:

                              REFLECT SCIENTIFIC, INC.


                              By /s/ Kim Boyce
                                  Kim Boyce, President


                              SELLERS:


                              JM SCITECH, LLC

                              By /s/Julie Martin
                                  Julie Martin, Member



                              By /s/Daniel Brennan
                                  Daniel Brennan, Member


                              /s/David Carver
                              David Carver, an Individual


                              /s/Julie Martin
                              Julie Martin, an Individual

                           EXHIBIT "A"

                            TECHNOLOGY

The JMST Technology
All physical and intellectual assets of JMST, including, but not limited to equipment normally used by JMST in the conduct of the JMST operating business, customer lists, contracts, and business records from the preceding 12 months and all rights and title in the "HYPERQUAN", trade name, trademarks (if any) and associated internet domain.

The Carver Technology
All intellectual property, technique and know-how, trade secrets, drawings, plans, specifications, trademarks, internet domain names and other related intellectual property associated with US Patents assigned to David Carver, including all UVVIS, Fluorescence, and CE detector technology.

United States patents: 6,530,286; 5,969,812; 5,699,156; 5,694,215, and all related patent applications, continuation applications and divisional applications in process.

                           EXHIBIT "B"

           UNANIMOUS CONSENT OF THE BOARD OF DIRECTORS

                                OF

                     REFLECT SCIENTIFIC, INC.

                       CONSENT OF DIRECTORS

                                OF

                     REFLECT SCIENTIFIC, INC.

          The undersigned, being all of the duly elected and incumbent directors of Reflect Scientific, Inc., a Utah corporation (the "Company"), acting pursuant to Section16-10a-821 of the Utah Revised Business Corporation Act, do hereby unanimously consent to and adopt the following resolutions, effective as of the latest date hereof unless indicated otherwise:

                             RECITALS

          WHEREAS, the Company has agreed to enter into a Purchase Agreement (the "Agreement") by and among the Company, JMST Systems, LLC, a Colorado limited liability company ("JMST") and David Carver ("Carver") and Julie Martin ("Martin"), individuals, pursuant to which the Company will acquire certain physical and intellectual assets of JMST (the "JMST Technology") and certain intellectual assets and patents of Carver (the "Carver Technology" and the "Carver Patents") will also be acquired by the Company; and

          WHEREAS, during the course of its deliberations regarding the Agreement, the Board considered a number of factors relevant to the Agreement, such as the business history, financial condition and intellectual property of JMST and Carver, the terms of the Agreement and historical information concerning the business, financial performance and condition, operations, technology, management and competitive position of JMST, and based thereon, the Board has deemed that the transactions contemplated by the documents referenced herein are in the best interests of the Company and its stockholders;

          NOW THEREFORE, BE IT

          RESOLVED, that the execution and delivery of the Agreement, subject to such changes and modifications as the officers of the Company may consider necessary or appropriate in the final draft of the Agreement, is hereby authorized and approved, and the officers of the Company are, and each of them hereby is, authorized and directed to execute and deliver on behalf of the Company the Agreement and such other agreements and such other certificates, instruments and documents, as may be necessary or appropriate to consummate the transactions contemplated by the Agreement (collectively, the "Ancillary Documents"); and

          FURTHER RESOLVED, that all prior actions by the officers of the Company with respect to the preparation and negotiation of the Agreement, the Consultant Agreement, the Assignment Agreement, and any other Ancillary Documents, and otherwise effecting the purposes and intent of the same are hereby ratified, confirmed and approved; and

          FURTHER, RESOLVED, that as consideration for the JMST Technology as described in Exhibit A to the Agreement, the Company will issue 200,000 shares of its common stock that are "restricted securities" and are not freely publicly tradeable except in accordance with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), and/or the general rules and regulations of the Securities and Exchange Commission promulgated thereunder; and

          FURTHER, RESOLVED, that as consideration for the Carver Technology and the Carver Patents as described in Exhibit A to the Agreement, the Company shall pay to Carver the sum of $250,000; and

          FURTHER, RESOLVED, in any year for which there is a valid Carver Patent and in which the gross annual revenue derived from Carver Technology, or any and all derivatives of the Carver Technology, is projected to exceed Five Hundred Thousand Dollars ($500,000), Carver shall receive quarterly royalty payments equal to two and one-half percent (2.5%, the "Royalty") of each dollar of that quarter's gross revenues in excess of Five Hundred Thousand Dollars ($500,000) as derived from sales of the Carver Technology. Said Royalty shall be payable in equivalent shares of Reflect common stock (United States Securities and Exchange Commission Rule 144 "restricted securities") until a maximum of Five Hundred Thousand (500,000) shares has been paid. The common stock will be paid on an annual basis three months after close of the Reflect fiscal year and shall be valued at $3.00 per share, and sufficient shares of the Company's authorized shares shall be reserved for this purpose; and

          FURTHER, RESOLVED, that each of the new products listed below will be subject to the following incentives: (A) a three percent (3%) royalty will be paid on gross revenues above One Hundred Thousand Dollars ($100,000) annual gross revenue and (B) a royalty of 5% on annual gross revenues in excess of Six Hundred Thousand Dollars ($600,000) in a similar manner as stipulated above:

               (a) VUV-40
               (b) CEC

          and

          FURTHER, RESOLVED, that in the good faith judgment of the directors of the Company, the Agreement is fair, just and equitable, and in the best interest of the stockholders of the Company; and

          FURTHER, RESOLVED, that the shares to be issued pursuant to the Agreement, shall be deemed validly issued, fully paid and non-assessable.



Dated: 4/3/2006                    /s/ Kim Boyce
                                   Kim Boyce

Dated: 4/3/2006                    /s/ Craig Morrison
                                   Craig Morrison

Dated: 4/3/2006                    /s/ Tom Tait
                                   Tom Tait

                           EXHIBIT "C"

   UNANIMOUS CONSENT OF THE BOARD OF DIRECTORS AND STOCKHOLDERS

                                OF

                         JMST SYSTEMS LLC
                       ACTION BY MEMBERS OF

                         JM SCITECH, LLC

     THE UNDERSIGNED, being the members of JM SciTech, LLC, a limited liability company organized under the laws of the State of Colorado, and doing business as JMST Systems (the "Company" or "JMST"), acting pursuant to applicable provisions of the Colorado Limited Liability Company Act, does hereby adopt the following resolutions, effective as of the latest date hereof:

          WHEREAS, the Company has agreed to enter into a Purchase Agreement (the "Agreement") by and among the Company, Reflect Scientific, Inc., a Utah corporation ("Reflect"), and David Carver ("Carver") and Julie Martin ("Martin"), individuals, pursuant to which the Company will sell certain physical and intellectual assets of JMST (the "JMST Technology") and certain intellectual assets and patents of Carver (the "Carver Technology" and the "Carver Patents") will be acquired by Reflect; and

          WHEREAS, during the course of its deliberations regarding the Agreement, the Company considered a number of factors relevant to the Agreement, such as the business history and financial condition of Reflect, the terms of the Agreement and historical information concerning the business, financial performance and condition, operations, technology, management and competitive position of Reflect, and believes it to be in the best interests of the Company and its members to enter into the transactions referenced herein;

          NOW THEREFORE, BE IT

          RESOLVED, that the execution and delivery of the Agreement, subject to such changes and modifications as the Members of the Company may consider necessary or appropriate in the final Agreement, is hereby authorized and approved, and the Members of the Company are, and each of them hereby is, authorized and directed to execute and deliver on behalf of the Company the Agreement and such other agreements and such other certificates, instruments and documents, as may be necessary or appropriate to consummate the transactions contemplated by the Agreement (collectively, the "Ancillary Documents"); and

          FURTHER RESOLVED, that all prior actions by the Members of the Company with respect to the preparation and negotiation of the Agreement, the Consultant Agreement, the Assignment Agreement, and any other Ancillary Documents, and otherwise effecting the purposes and intent of the same are hereby ratified, confirmed and approved; and

          FURTHER, RESOLVED, that in the good faith judgment of the Members of the Company, the Agreement is fair, just and equitable, and in the best interest of the Company.



     Dated: 4/4/2006.                    /s/ Julie Martin
                                         Julie Martin, Managing Member


     Dated: 4/4/2006.                    /s/ Daniel Brennan
                                         Daniel Brennan, Member

                           EXHIBIT "D"


                   CARVER CONSULTING AGREEMENT

                 CONSULTANT AGREEMENT - TECHNICAL

This Agreement is made on this 4th day of April, 2006 (the "Effective Date"), by and between Reflect Scientific, Inc. , a Utah corporation with offices at 970 Terra Bella Avenue, Mountain View, California (the "Company"), and David Carver, Ph.D,, an individual with a primary place of business at 4198 Center Park Drive, Colorado Springs, CO 80916 ("Consultant").

Consultant represents that he has expertise providing certain services ("Services") as more fully described in the attached Exhibit A. Based on Consultant's expertise and experience, the Company wishes to engage the consulting Services of Consultant, and in consideration of the covenants and agreements set forth herein, the parties agree as follows:

1.   TERM

The term of this Agreement shall commence on the Effective Date and continue until completion of the Services provided for in this Agreement or otherwise terminated in accordance with provisions herein.

2.   TERMINATION

     A. In General. This Agreement may be terminated by either party upon written notice if the other party breaches any material term or condition of this Agreement and such breach remains uncorrected for thirty (30) days following written notice from the non-breaching party specifying the breach.

     B. Obligations Upon Termination.   Upon termination of this Agreement
     for any reason, the parties shall have no further obligations pursuant to the terms of the Agreement except as set forth in Paragraphs 7 and 8.

3.   SERVICES AND SYSTEM DEVELOPMENT

     A.   In General.    In consideration of the fees described in Paragraph 4
     of this Agreement, Consultant will provide the Services and complete the work described in this Agreement ("Services") in order to develop and deliver the technologies, including user and technical documentation
     (the "Technology"), as described in Exhibit A attached hereto.

     B.   Product Technical Design.     Consultant shall develop the
     technical design for the Technology in accordance with the Functional Specifications in Exhibit A attached hereto. The Technology design shall include all necessary hardware and software (if any) specifications, performance specifications, and definitions and descriptions of all performance specifications.

     C.   Milestones and Completion Dates.   Company and Consultant shall
     set milestones and completion dates for the development of the Technology. Consultant understands that time is of the essence in completing the development of the Technology. Such milestones and dates shall be agreed to in writing by the parties.

     D.   Manufacturing transfer.       Consultant shall provide Company
     with time and skills necessary to transfer product design and technology into commercial manufacturing status.

     E.   Product Support.    Consultant shall provide technical support to
     Company for all existing JMST products and Carver Technology, as defined in the Asset Purchase Agreement, including, but not limited to, the VUV and FLD technologies.

4.   FEES AND PAYMENT

     A.   Amount and Dates.   Company shall pay Consultant fees upon the event
     and in the amounts set forth below.

     Date                                               Payment

     Monthly Basic Fee commencing at signing           $8,000.00

5.   REPORTS

Consultant shall deliver to Company monthly Consultant's expenses incurred in connection with the Technology. Such reports shall be due on the fifteenth day of each month for the prior month.

6.   CHANGE OF SCOPE

At any time during the term of this Agreement, should Company desire Consultant to provide any additional Services in the form of a modification of or a change to the Technology provided hereunder, Consultant and Company shall comply with the following:

     A.   Submission of Request.   Company shall submit to Consultant in
     writing all requests by Company for any such additional Services which alter, amend, add to, or delete from the Technology, (referred to as "Change Request").

     B.   Acceptance Procedure.    Consultant will evaluate such Change
     Request at no additional charge as soon as possible but not later than ten (10) working days following Consultant's receipt of the Change Request. Consultant's written response shall include the impact, if any, on the completion date and the costs.

7.   CONFIDENTIALITY AND NON-DISCLOSURE

     A. Consultant acknowledges that in performing the Services and developing the Technology, Company may have to disclose to Consultant orally and in writing certain confidential information that Company considers proprietary and has developed at great expense and effort. As used herein, the term "Confidential Information" means any scientific or technical data, marketing, operating, financial, business or any other information, design, process, procedure, formula or improvement that is commercially valuable to Company and not generally known in the industry. Consultant further acknowledges that the Services, the Technology and any deliverables may incorporate Confidential Information. Consultant agrees that all items of Confidential Information are proprietary to the Company and shall remain the sole property of the Company.

     B.   Consultant agrees as follows:

          I. To use the Confidential Information only for the purposes described herein; to not reproduce the Confidential Information; to hold in confidence and protect the Confidential Information from dissemination to and use by anyone not a party to this Agreement; and to not use the Confidential Information to benefit itself or others.

          ii. To restrict access to the Confidential Information to personnel of Consultant who (a) have a need to have such access and (b) have been advised of and have agreed in writing to treat such information in accordance with the terms of this Agreement.

          iii. To return all Confidential Information in Consultant's possession upon termination of this Agreement or upon Company's request, whichever occurs first.

          iv. To hold in confidence information and materials developed pursuant to this Agreement.

     C. Consultant agrees to insure that any Consultant employee, agent or subcontractor permitted access to any portion of the Confidential Information in the course of his or her employment is advised of the proprietary nature of the Confidential Information; and that any such person shall be required to sign a Non-Disclosure Agreement.

8.   OWNERSHIP OF COMPLETED SYSTEM

     A. Deliverables. Consultant agrees that upon completion or termination of this Agreement, for whatever cause, and without regard to whether the Technology has been completed, one copy of all notebooks, data, information and other material acquired or compiled by Consultant in respect to the Services or the Technology, shall be delivered to Company.

     B.   Ownership.     Full and exclusive rights and ownership in the
     Technology and in any and all related patents, trademarks, copyrights, trade secrets and Confidential Information and other proprietary rights which Consultant possesses or is entitled to shall vest in and is hereby assigned to Company as of the date of Acceptance. Except as provided in this Agreement, Consultant shall retain no right, ownership or title in the Technology or in any related patents, trademarks, copyrights, trade secrets, Confidential Information or any other proprietary rights.

     C.   Cooperation by Consultant.    Consultant agrees to cooperate fully
     without incremental compensation in providing information, completing forms, and obtaining the necessary signatures or assignments required by Company to perfect its rights herein. Consultant hereby irrevocably appoints Company as Consultant's attorney-in-fact to act for and in Consultant's behalf to execute and file any such document.

9.   INDEPENDENT CONTRACTOR

     A. The relationship of the Consultant to the Company is that of an independent contractor and nothing herein shall be construed as creating an employment, agency or representative relationship. The Consultant may adopt such arrangements as he/she may desire with regard to the details of the Services performed hereunder, the hours during which the Services are to be provided, and the place or places where the Services are to be furnished, provided that the Services shall be performed in a manner calculated to attain the most satisfactory results for the Company. The Consultant shall be obligated to pay any and all applicable local, state and federal taxes.

     B. Consultant shall not be entitled to any benefits accorded to the Company's employees including, without limitation, worker's compensation, disability insurance, vacation or sick pay. Consultant shall be responsible for providing, at its own expense, disability, worker's compensation or other insurance as well as licenses and permits usual or necessary for conducting the Services hereunder. Consultant shall be obligated to pay any and all applicable local, state and federal payroll and other taxes incurred as a result of Contractor's fees hereunder. Consultant hereby indemnifies Company for any claims, losses, costs, fees, liabilities, damages or penalties suffered by the Company arising out of Consultant's breach of this provision.

10.  CONSULTANT'S EMPLOYEES AND SUBCONTRACTORS

Consultant's use of subcontractors for completion of any outside services must be approved in advance. Approved subcontractors shall be paid directly by Company in accordance with Company's standard accounts payable policies and procedures.

11.  GOVERNING LAW

This Agreement shall be governed by and interpreted under the laws of the State of Utah and the parties submit to jurisdiction in Salt Lake City, Utah, in the event any action is brought in connection with this Agreement or the performance thereof.

12.  GENERAL PROVISIONS

     A.   Entire Agreement.   This Agreement constitutes the entire agreement
     of the parties and supersedes all prior written or oral and all contemporaneous oral agreements, understandings, and negotiations between the parties with respect to the subject matter hereof. This Agreement is intended by the parties as the final expression of their agreement and may not be contradicted by evidence of any prior or contemporaneous agreement.

     B. Modifications. This Agreement may not be modified, changed or supplemented, nor may any obligations hereunder be waived or extensions of time for performance granted, except by written instrument signed by both parties.

     C.   Assignment.   This Agreement and the rights, duties, and obligations
     hereunder may not be assigned or delegated by Consultant without the prior written consent of the Company.

     D. Partial Invalidity. Any provision of this Agreement which is found to be invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, and the invalidity or unenforceability of such provision shall not affect the validity or enforceability of the remaining provisions hereof.

     E. Notices. Any notice required to be given hereunder shall be deemed to have been given either when served personally, by facsimile, or when sent by first class mail addressed to the parties at the addresses set forth in this Agreement.


IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

COMPANY   CONSULTANT



Kim Boyce, President                    David Carver, Consultant


                              IRS Employer I.D. Number

                              or Social Security Number:

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EXHIBIT A:     DESCRIPTION OF SERVICES/ TECHNOLOGY
          TECHNOLOGY FUNCTIONAL SPECIFICATIONS


CEC instrument

An operational instrument that will function as a capillary electrophoresis analysis system suitable for general commercial laboratory use. The system will consist minimally of an autosampler, injector, detector, high voltage power supply and controlling firmware and software. The primary application is for the detection of low concentrations of metal ions in power plant cooling water feeds.

VUV40

A UV-visible scanning detector based on modulated signal. This instrument is a chromatography detector that shall provide full spectral information.
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